Exhibit 3.27

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:28 PM 06/21/2006
FILED 07:51 PM 06/21/2006
SRV 060599516 - 4179097 FILE

CERTIFICATE OF FORMATION

OF

OPENFIRST, LLC

FIRST:	The name of the limited liability company is OPENFIRST, LLC (the “Company”).

SECOND:

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Company’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

THIRD:

Except as otherwise provided by the Delaware Limited Liability Company Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall he solely the debts, obligations and liabilities of the Company; and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

FOURTH:	This Certificate of Formation is effective upon filing.

FIFTH:	The Company shall have perpetual existence.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Openfirst, LLC this 21st day of June, 2006.

By:	/s/ Denise L. Barnette
Denise L. Barnette, Authorized Person